Exhibit 10.50

LOAN AGREEMENT

Between

CALIFORNIA ENTERPRISE DEVELOPMENT AUTHORITY

and

SUNPOWER CORPORATION,
as Borrower

Dated as of December 1, 2010

Relating to

$30,000,000
California Enterprise Development Authority
Recovery Zone Facility Revenue Bonds
(SunPower Corporation - Headquarters Project)
Series 2010

i

Schedule A	-	DESCRIPTION OF PROJECT
Exhibit A	-	FORM OF NOTE
Exhibit B	-	PROJECT FUND REQUISITION
Exhibit C	-	BORROWER’S COMPLETION CERTIFICATE

ii

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement” or “Loan Agreement”) is entered into as of December 1, 2010, by and between the CALIFORNIA ENTERPRISE DEVELOPMENT AUTHORITY (the “Issuer”), a public entity duly organized and validly existing under the laws of the State of California, and SUNPOWER CORPORATION, a Delaware corporation (the “Borrower”);
W I T N E S S E T H:

WHEREAS, the Issuer was established for the purpose of financing projects needed to implement economic development within the State of California (the "State") and is authorized to issue taxable and Tax-exempt revenue bonds to provide financing for economic development projects pursuant to the provisions of the Joint Powers Act, comprising Articles 1, 2, 3 and 4 of Chapter 5 of Division 7 of Title 1 (commencing with Section 6500) of the Government Code of the State, as amended, (the "Act"); and

WHEREAS, the Issuer was established pursuant to the provisions of the Act and a Joint Exercise of Powers Agreement, dated June 1, 2006 (the "Joint Powers Agreement"), among the cities of Eureka, Lancaster and Selma and other public agencies who have and may subsequently become associate members of Issuer; and

WHEREAS, Issuer is authorized by the Joint Powers Agreement and the Act to issue bonds, notes or other evidences of indebtedness, or certificates of participation in leases or other agreements, or enter into loan agreements to, among other things, finance and refinance projects needed to implement economic development within the State; and

WHEREAS, pursuant to the provisions of the Act, the public agencies which are members of Issuer are authorized to jointly exercise any power common to such public agency members, including, without limitation, the power to acquire and dispose of property, both real and personal; and

WHEREAS, pursuant to the provisions of the Act, Issuer may, at its option, issue bonds, rather than certificates of participation, and enter into a loan agreement for the purposes of promoting economic development; and

WHEREAS, Borrower desires to finance the Project (as defined in Article I hereof) owned and to be operated by the Borrower; and

WHEREAS, pursuant to and in accordance with the provisions of the Act, the Issuer has authorized and undertaken the issuance of its California Enterprise Development Authority Recovery Zone Facility Revenue Bonds (SunPower Corporation  - Headquarters Project) Series 2010 in the aggregate principal amount of $30,000,000 (the "Bonds") to provide funds to pay a portion of the cost of the Project and to fund a reserve fund and a portion of the costs of issuance of the Bonds; and

WHEREAS, the Issuer proposes to loan the proceeds of the Bonds to the Borrower, and the Borrower desires to borrow the proceeds of the Bonds upon the terms and conditions set forth herein; and

WHEREAS, for and in consideration of such loan, Borrower agrees, inter alia, to make Loan Payments sufficient to pay on the dates specified in Section 4.02 hereof, the principal of, premium, if any, and interest on, the Bonds as well as Additional Payments (as hereinafter defined);

WHEREAS, as security for the full and prompt payment and performance of all its obligations under the Indenture, including, specifically, without limiting the generality of the foregoing, its obligation to make payment of principal of, premium, if any, interest on and purchase price of the Bonds, when due, the Issuer has, pursuant to the provisions of the Indenture, assigned to the Trustee all of its right, title and interest in, to and under this Agreement (except the Reserved Rights), including without limitation, the right to receive loan payments payable by the Borrower hereunder; and

WHEREAS, in order to assure full and prompt payment of the Bonds while the Bonds bear interest in certain Modes, the Borrower, among other things, has caused the Bank to issue a Letter of Credit to support payment of principal and purchase price of, and interest on, the Bonds when due (subject to reduction and reinstatement as provided therein) while in the initial Weekly Mode, according to the terms of the Indenture.

WHEREAS, the Issuer and the Borrower each has duly authorized the execution and delivery of this Agreement;

NOW, THEREFORE, THIS LOAN AGREEMENT WITNESSETH:

That the parties hereto, intending to be legally bound hereby and in consideration of the mutual covenants hereinafter contained, DO HEREBY AGREE to all the terms and conditions set forth in this Agreement.

ARTICLE I

DEFINITIONS AND CERTAIN RULES OF INTERPRETATION

Section 1.1.  Definitions.  In addition to the words and terms elsewhere defined herein, the following words and terms as used herein shall have the following meanings unless the context or use clearly indicates another or different meaning or intent, and any other words and terms defined in the Indenture shall have the same meanings when used herein as assigned to them in the Indenture unless the context or use clearly indicates another or different meaning or intent:

“Act” means Chapter 5 of Division 7 of Title 1 of the California Government Code (commencing with Section 6500), as amended.

“Application” means, collectively, the application of the Borrower to the Issuer and the to the California Debt Limit Allocation Committee seeking financial assistance for the Project, and all attachments, exhibits, correspondence and modifications submitted in writing to the Issuer and/or the to the California Debt Limit Allocation Committee in connection with said application.

“Bank Representative” means each person at the time designated to act on behalf of the Bank by written certificate furnished to the Borrower and the Trustee containing the specimen signature of each such person and signed on behalf of the Bank by a Vice President or its President.  Such certificate may designate an alternate or alternates.

“Bond Counsel” means, with respect to the original issuance of the Bonds, Jones Hall, A Professional Law Corporation, and thereafter such other firm of nationally recognized attorneys at law appointed by the Borrower and acceptable to the Remarketing Agent, the Trustee and the Issuer, and if a Letter of Credit shall then be in effect with respect to the Bonds, approved by the Bank, and experienced in issuing opinions with respect to tax exempt bonds under the exemptions provided in the Code.

“Bonds” means the $30,000,000 California Enterprise Development Authority Recovery Zone Facility Revenue Bonds (SunPower Corporation  - Headquarters Project) Series 2010 issued pursuant to the Indenture.  Any percentage of Bonds specified herein for any purpose is to be figured on the aggregate principal amount of Bonds then Outstanding.

“Borrower” means SunPower Corporation, a Delaware corporation, including its successors and assigns.

“Borrower Documents” means this Loan Agreement, the Note, the Bond Purchase Agreement, the Tax Agreement, the Remarketing Agreement and the Bank Documents.

“Borrower’s Completion Certificate” means the certificate described in Section 3.3, in the form attached hereto as Exhibit C.

“Code” means the Internal Revenue Code of 1986 as in effect on the date of issuance of the Bonds or (except as otherwise referenced herein) as it may be amended to apply to obligations issued on the date of issuance of the Bonds, together with applicable proposed, temporary and final regulations promulgated, and applicable official public guidance published, under the Code.

“Completion Date” means the date the Project has been completed and placed in service as that date shall be certified as provided in Section 3.3 of this Agreement.

“Costs of Project” with respect to the Project, means the costs of all items permitted to be financed under the provisions of the Recovery Zone program.

“Counsel” means an attorney, or firm thereof, admitted to practice law before the highest court of the State of California.

“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default hereunder.

“Determination of Taxability” means the occurrence of any of the following enumerated events:

(a)            the issuance of an adverse determination by the Internal Revenue Service, delivered to the Issuer, the Borrower or any Owner of any Bonds (but only if (i) the Borrower has been afforded an opportunity to contest such determination in a writing filed with the Internal Revenue Service, and (ii) the Borrower has decided not to contest such determination);

(b)            the delivery of a Statement of Bond Counsel delivered at the request of the Borrower; or

(c)            the delivery of a final judicial decision of a court of competent jurisdiction to (i) the Issuer or one or more Owners of any Bonds in a proceeding in which the Borrower materially participated or (ii) the Borrower, in each case to the effect that the interest paid or to be paid on the Bonds is not Tax-exempt (including determinations under the provisions of Section 150(b)(4) of the Code), or in the case of (b) above, due to Internal Revenue Service action or other events that could be asserted by the Internal Revenue Service, the interest paid or to be paid on the Bonds is not Tax-exempt.

“Event of Default” means one of the events so denominated and described in Section 6.1.

“Indemnified Parties” shall have the meaning set forth in Section 5.2.

“Indenture” means that Indenture of Trust, dated as of December 1, 2010, between the Issuer and the Trustee, including any indentures supplemental to the Indenture, with respect to the Bonds.

“Issuer” means the California Enterprise Development Authority, including its successors and assigns.

“Loan Agreement” means this Loan Agreement as it now exists and as it may hereafter be amended in accordance with Section 2.4 and Section 8.10.

“Net Proceeds” means the Sale Proceeds of the Bonds less any Proceeds deposited in a reasonably required reserve or replacement fund within the meaning of Section 148 of the Code.

“Note” means the note in the principal amount of the Bonds executed by the Borrower in favor of the Issuer evidencing the loan of the proceeds of the Bonds hereunder and assigned to the Trustee, including any amendment or supplement thereto or substitution therefor.

“Outstanding”, when used with reference to the Bonds, has the meaning set forth in Article I of the Indenture.

“Payment in Full of the Bonds” specifically encompasses the situations referred to in Article X of the Indenture.

“Person” means any natural person, firm, association, corporation, partnership, limited liability company, joint stock company, joint venture, trust, unincorporated organization or firm, or a government or any agency or political subdivision thereof or other public body.

“Pledged Revenues” means and shall include:

(a)            the payments required to be made by or on behalf of the Borrower under this Loan Agreement except (i) payments to the Trustee for services rendered as Trustee under the Indenture and payments to be made to any co-trustee for services rendered under the Indenture and (ii) expenses, indemnification, rebate payments and other payments required to be made pursuant to Sections 4.4, 5.2, 5.6, 5.7 and 6.4, or otherwise to or for the Trustee or the Issuer, and

(b)            any proceeds which arise with respect to any disposition or lease of any of the property, money, securities and interests granted by the Issuer to the Trustee under the Granting Clauses of the Indenture.

“Proceeds” means the gross proceeds of the Bonds within the meaning of Section 148 of the Code.

“Project” means the acquisition of land and the acquisition, construction and equipping of tenant improvements and other improvements to comprise a corporate headquarters facility on improved real property leased by Borrower at 51, 77 and 145 Rio Robles Drive, San Jose, California, as more fully described in Schedule A to this Agreement.

“Rebate Amount” means the excess of the future value, as of a date, of all receipts on nonpurpose investments over the future value, as of that date, of all payments on nonpurpose investments, as more fully described in Section 148(f) of the Code and Section 1.148-3 of the Treasury Regulations.

“Sale Proceeds” means any amounts actually or constructively received by the Issuer from the sale (or other disposition) of the Bonds, including any amounts used to pay underwriters’ discount or compensation and accrued interest other than pre-issuance accrued interest.

“Secretary” means the Secretary or an Assistant Secretary of the Issuer.

“State” means the State of California.

“Statement of Bond Counsel” means a written statement of Bond Counsel addressed to the Trustee to the effect that (i) due to Internal Revenue Service action or other events, legal counsel is not able on the date of such statement to deliver its opinion that, under present law, interest paid or to be paid on the Bonds is Tax-exempt; or (ii) without a redemption of the Bonds, due to Internal Revenue Service action or other events, legal counsel would not be able to deliver its opinion to the effect that the interest paid or to be paid on the Bonds or a portion thereof is Tax-exempt.

“Tax Agreement” means, collectively, the Certificate as to Arbitrage and the Use of Proceeds Certificate dated as of the Closing Date and entered into by the Borrower and the Issuer.

“Treasury Regulations” means the applicable proposed, temporary or final Income Tax Regulations promulgated under the Code or, to the extent applicable to the Code, under the Internal Revenue Code of 1954, as such regulations may be amended or supplemented from time to time.

“Trustee Fees” means the periodic fees and expenses, including, without limitation, counsel fees, charged by the Trustee in order to serve as Trustee under the Indenture.

Section 1.2.  Certain Rules of Interpretation.  The definitions set forth in Section 1.1 shall be equally applicable to both the singular and plural forms of the terms therein defined and shall cover all genders.

“Herein,” “hereby,” “hereunder,” “hereof,” “hereinbefore,” “hereinafter” and other equivalent words refer to this Loan Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

Reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number hereof unless the context or use clearly indicates another or different meaning or intent.

Section 1.3.  Other Defined Terms.  Capitalized terms used herein and not otherwise defined in this Loan Agreement shall have the meanings given such terms in the Indenture.

ARTICLE II

REPRESENTATIONS

Section 2.1.  Representations by the Issuer.  The Issuer makes the following representations as the basis for the undertakings on its part herein contained:

(a)            is a public entity duly organized and validly existing under the laws of the State. Under the provisions of the Act, the Issuer has the power to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations hereunder. By proper action, the Issuer has been duly authorized to execute, deliver and duly perform its obligations under this Agreement and the Indenture.

(b)            The Issuer is not in default under any of the provisions of the laws of the State which default would affect its existence or its powers referred to in Section 2.1(a).

(c)            The Issuer has found and determined and hereby finds and determines that (i) the Loan to be made hereunder with the proceeds of the Bonds will promote the purposes of the Act by providing funds to finance the Project; and (ii) said Loan is in the public interest, serves the public purposes and meets the requirements of the Act.

(d)            The execution and delivery of this Agreement and the Indenture and the consummation of the transactions herein and therein contemplated will not in any material respect conflict with or constitute on the part of the Issuer a breach of or default under any agreement or other instrument to which the Issuer is a party or by which it is bound or any existing law, regulation, court order or consent decree to which it is subject which breach or default would have a material adverse effect on the Issuer's ability to perform its obligation under the Indenture or this Agreement.

Section 2.2.  No Representation or Warranty by Issuer as to the Project.  The Issuer makes no representation or warranty concerning the suitability of the Project for the purpose for which it was undertaken by the Borrower or concerning the feasibility or creditworthiness of the Borrower.  The Issuer has not made any independent investigation as to the feasibility or creditworthiness of the Borrower.

Section 2.3.  Representations by the Borrower.  The Borrower makes the following representations as the basis for the undertakings on their part herein contained:

(a)            Organization and Power.  (i) The Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) the Borrower has all requisite corporate power and authority, and the legal right to own and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted.

(b)            Pending Litigation.  Except as otherwise disclosed to the Issuer, there are no proceedings pending, or to the knowledge of the Borrower, threatened in writing against or affecting the Borrower in any court or before any governmental authority, arbitration board or tribunal which, would reasonably be expected to result in a material adverse effect on the transactions contemplated by this Loan Agreement, the Bond Purchase Agreement, the Remarketing Agreement, the Indenture or any of the Borrower Documents or which, in any way, would reasonably be expected to result in a material adverse effect on the properties, business, or condition (financial or otherwise) of the Borrower, or the ability of the Borrower to perform its obligations under the Borrower Documents.  The Borrower is not in default with respect to an order of any court, governmental authority, arbitration board or tribunal.

(c)            Agreements are Legal and Authorized.  The execution and delivery by the Borrower of each of the Borrower Documents and the compliance by the Borrower with all of the provisions hereof and thereof (i) are within the corporate power of the Borrower, (ii) will not materially conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in the creation of any lien, charge or encumbrance upon any property of the Borrower under the provisions of, any agreement, or other instrument to which the Borrower is a party or by which it is bound, or any license, judgment, decree, law, statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Borrower or any of its activities or properties and (iii) have been duly authorized by all action on the part of the Borrower.

(d)            Governmental Consent.  Neither the Borrower nor any of its business or properties, nor any relationship between the Borrower and any other person, nor any circumstances in connection with the execution, delivery and performance by the Borrower of the Borrower Documents or the offer, issue, sale or delivery by the Issuer of the Bonds, is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Borrower other than (i) those already obtained; and (ii) those the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect on the properties, business, or condition (financial or otherwise) of the Borrower; provided, however, that no representation is made as to any consents, approvals or authorizations required by the Issuer to issue the Bonds.

(e)            No Defaults.  No event has occurred and no condition exists with respect to the Borrower that would constitute an “event of default” beyond any applicable grace period under any of the Borrower Documents or which, with the lapse of time or with the giving of notice or both, would become such an “event of default.”  The Borrower is not in violation in any material respect of any material agreement or other material instrument to which it is a party or by which it is bound, except where such violation or default would not reasonably be expected to result in a material adverse effect on the properties, business, or condition (financial or otherwise) of the Borrower.

(f)            Compliance with Law.  The Borrower is not in material violation of any material laws, ordinances, governmental rules or regulations to which it is subject and has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business in each case, except where such violation or failure would not reasonably be expected to result in a material adverse effect on the properties, business, or condition (financial or otherwise) of the Borrower.

(g)            Governmental Filings and Permits.  The Borrower has made or will make prior to the date required therefor all filings with and has obtained or will obtain prior to the date required therefor all approvals, permits, authorizations and consents from all federal, state and local regulatory agencies having jurisdiction to the extent, if any, required by applicable laws and regulations to be made or to be obtained in connection with the (a) acquisition, construction, renovation and equipping of the Project and (b) execution and delivery by the Borrower of, and performance by the Borrower of its obligations under,  the Borrower Documents~~.~~, except where the failure to make such filings or obtain such approvals, permits, authorizations and consents would not reasonably be expected to result in a material adverse effect on the properties, business, or condition (financial or otherwise) of the Borrower.

(h)            Estimated Time of Completion of the Project.  The Project is estimated to be completed by March 2012.

(i)             Location of the Project.  The Project is wholly located in the City of San Jose, Santa Clara County, California (the “City”) and within the boundaries of a Recovery Zone.  On December 8, 2009, the City designated the area of the entire City (the “Designated Area”) as a Recovery Zone pursuant to Resolution No. 75216, dated

December 8, 2009, which Resolution is contained in the transcript for the Bonds.  Pursuant to Resolution No. 10-44, dated December 8, 2010 and included elsewhere in the transcript for the Bonds, the Authority acknowledged the Designated Area as a Recovery Zone and adopted and ratified the City’s designation of the Recovery Zone effective as of the date of designation of said Recovery Zone by the City.

(j)             Date of Construction or Acquisition of Project.  The Project is to be constructed, renovated or acquired by the Borrower after December 8, 2009.

(k)            Commencement of Original Use of Project.  The original use of the Project commences with the Borrower.

(l)             Borrower’s Use of Project.  Substantially all of the use of the Project is in the active conduct of business by the Borrower in the Recovery Zone. The Borrower will not sell, convey, or transfer Project to any person or entity or otherwise discontinue using the project in an active trade or business within the Recovery Zone, unless it receives an opinion of Bond Counsel that such action will not adversely affect the tax-exempt status of the Bonds.

Section 2.4.  Modification and Termination of Special Tax Covenants.  Subsequent to the issuance of the Bonds and prior to their payment in full (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), neither this Loan Agreement nor the Note may be amended, changed, modified, altered or terminated except as permitted herein and by the Indenture and with the written consent of the Borrower, the Issuer, the Trustee and the Bank, if any (to the extent the amendment or modification would adversely affect or alter the obligations or rights of the Bank thereunder).  The Issuer and the Borrower hereby agree to amend this Loan Agreement to the extent required or permitted, in the reasonable opinion of Bond Counsel, in order to maintain the Tax-exempt status of the Bonds.  The party requesting such amendment shall notify, in writing, the other party to this Loan Agreement and the Trustee of the proposed amendment, with a copy of such requested amendment to Bond Counsel.  After review of the proposed amendment, Bond Counsel shall render to the Trustee an Opinion of Counsel, prior to such proposed amendment becoming effective, that such proposed amendment shall not adversely affect the Tax-exempt status of the Bonds.

Section 2.5.  Purchase of Bonds by Issuer.  Except for purchases to retire Bonds pursuant to the Indenture, the Issuer agrees that it shall not purchase any Bonds, directly or indirectly.

ARTICLE III

ISSUANCE OF THE BONDS; ACQUISITION, CONSTRUCTION,
INSTALLATION AND FINANCING OF THE PROJECT

Section 3.1.  Agreement to Acquire, Construct, Renovate and Equip the Project; Other Covenants.

(a)            The Borrower will acquire, construct, renovate and equip, or cause to be acquired, constructed, renovated and equipped, the Project.  In the event of any material change in the Project there shall be filed with the Issuer and the Trustee a Favorable Opinion of Bond Counsel.  The Borrower will obtain all licenses, permits and consents required for the acquisition, construction, renovation and equipping of the Project, and the Issuer shall have no responsibility therefor.

(b)            The Borrower at all times shall do or cause to be done and performed all acts and things necessary in order to assure that the Project is operated as an authorized project for a purpose and use as provided for under the Act and as set forth in its Application until the expiration or earlier termination of this Agreement.

(c)            The Borrower will not make any changes to the Project or to the operation thereof or of the classification of the Project to the extent such change or changes would affect the qualification of the Project under the Act or adversely affect the exclusion from gross income for federal income tax purposes of the interest on the Bonds.

(d)            The Borrower will not make any changes to the Project or the operation thereof which would result in the Project being materially different than presented in the Application or violate any of the Borrower’s covenants in this Agreement without the prior written consent of the Issuer.

Section 3.2.  Agreement to Issue Bonds; Application of Proceeds; Project Fund.  In order to provide funds to make the loan to the Borrower to finance the Project, the Issuer agrees that as soon as possible it will authorize, validate, sell and cause to be delivered to the initial purchaser or purchasers thereof, the Bonds, bearing interest and maturing as set forth in Article II of the Indenture, at a price to be approved by the Borrower, and it will thereupon make the loan of the proceeds of the Bonds received from said sale by depositing said proceeds in the Project Fund, Costs of Issuance Fund and Reserve Fund established under the Indenture, subject to disposition thereof in accordance with the terms of this Agreement, including Section 3.6 hereof.  The moneys in the Project Fund shall be used to pay the Costs of Project.

Section 3.3.  Completion.  Immediately after the Completion Date, the Borrower shall deliver to the Trustee a certificate signed by a Borrower Representative substantially in the form provided in Exhibit C to this Agreement.  Any amount remaining in the Project Fund thereafter (except for amounts therein sufficient to cover the Costs of Project not then due and payable or not then paid) shall be applied by the Trustee in the manner set forth in Section 5.3 of the Indenture.  To the extent required under the Code, the Borrower shall give the Trustee investment instructions with respect to the Project Fund which would not result in such funds being invested at a yield materially higher than the yield on the Bonds.

Section 3.4.  Limitation of Issuer’s Liability.  NEITHER THE STATE OF CALIFORNIA NOR ANY POLITICAL CORPORATION, SUBDIVISION OR AGENCY OF THE STATE OF

CALIFORNIA SHALL BE OBLIGATED TO PAY THE PRINCIPAL OF, PREMIUM, IF ANY, THE INTEREST ON, OR THE PURCHASE PRICE OF THE BONDS, AND NEITHER THE FAITH AND CREDIT NOR THE TAXING POWER OF THE STATE OF CALIFORNIA, THE ISSUER, OR ANY OTHER POLITICAL CORPORATION, SUBDIVISION, OR AGENCY THEREOF IS PLEDGED TO THE PAYMENT OF THE PRINCIPAL OF, PREMIUM, IF ANY, INTEREST ON, OR THE PURCHASE PRICE OF THE BONDS.

Section 3.5.  Disclaimer of Warranties.  The Borrower recognizes that since the Project will be acquired, constructed and equipped by the Borrower and by contractors and suppliers selected by the Borrower, NEITHER THE ISSUER NOR THE TRUSTEE MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION OR WORKMANSHIP OF ANY PART OF THE PROJECT OR ITS SUITABILITY FOR THE PURPOSES OF THE BORROWER OR THE EXTENT TO WHICH PROCEEDS DERIVED FROM THE SALE OF THE BONDS WILL PAY THE COST TO BE INCURRED IN CONNECTION THEREWITH.

Section 3.6.  Payments from Project Fund.  The Trustee shall use moneys in the Project Fund solely to pay the Costs of Project.  Before any payment shall be made from the Project Fund other than the Costs of the Project payable to Borrower on the Closing Date pursuant to Section 5.1(b)(i) of the Indenture, there shall be filed with the Trustee:

(a)            A requisition, in the form attached hereto as Exhibit B, signed by the Borrower Representative, stating to whom the payment is to be made, the amount of payment, the purpose in reasonable detail for which the obligation to be paid was incurred, that the obligation stated on the requisition has been incurred by the Borrower in or about the acquisition, construction, consummation or equipping of the Project, each item is a proper charge against the Project Fund and the obligation has not been the basis for a prior requisition which has been paid and containing the additional statements set forth in Exhibit B.

(b)            An invoice (if the obligation is greater than $20,000) of the obligation described in the requisition required by subsection (a) above.

The Costs of the Project payable to Borrower on the Closing Date pursuant to Section 5.1(b)(i) of the Indenture are costs that were paid or incurred by the Borrower on or after October 8, 2010 or were for reimbursement costs as described in the Tax Agreement (or were paid prior to October 8, 2010 and do not exceed $100,000 or constitute a preliminary expenditure (e.g., engineering, surveying, soil testing) under Section 1.150-2(f)(2) of the Treasury Regulations and do not exceed 20 percent of the aggregate issue price of the Bonds) and have been used to finance the acquisition, construction, renovation improving and/or equipping of the Project after October 8, 2010.  Such costs are a proper charge against the Project Fund, including without limitation in accordance with the provisions of the Tax Agreement, and such costs are or were necessary in connection with the acquisition, installation or construction of the Project.

Section 3.7.  Investment of Funds.  Except for amounts on deposit in the Purchase Fund and the Rebate Fund, any moneys held in the Project Fund, the Bond Fund, or any other fund created under the Indenture shall be invested or reinvested by the Trustee as set forth in Section 5.5 of the Indenture, to the extent permitted by law, in the Permitted Investments, at the specific written direction of the Borrower Representative.  Amounts on deposit in the Rebate Fund shall be invested in a manner that creates no violation of Section 148(f) of the Code and

Section 1.148-3, of the Treasury Regulations.  Amounts on deposit in the Purchase Fund will be held uninvested.  All such investments shall at all times be a part of the fund (the Project Fund, the Bond Fund or such other fund created under the Indenture, as the case may be) from where the moneys used to acquire such investments shall have come, and all investment income and profits on such investments shall be credited to such funds as provided in the Indenture.

Section 3.8.  Depositories of Moneys and Security for Deposit.  All moneys received by the Issuer in connection with the issuance of the Bonds shall be deposited as provided in Section 5.1(b) of the Indenture.  All such moneys deposited shall be applied in accordance with the terms and for the purposes herein set forth and shall not be subject to lien or attachment by any creditor of the Issuer.

The Issuer and the Borrower agree for the benefit of each other and for the benefit of the Trustee and the holders of the Bonds that the Net Proceeds of the Bonds will not be used in any manner that would affect the Tax-exempt status of the Bonds.

ARTICLE IV

PROVISIONS FOR PAYMENT

Section 4.1.  Security for Bonds.  The Issuer acknowledges that the only security for the Bonds will be the Pledged Revenues and any other moneys deposited in the funds and accounts created under the Indenture (except the Rebate Fund and the Purchase Fund) and, when required by the terms of the Indenture, the Letter of Credit.  Pursuant to Section 4.3 hereof, at the election of the Borrower, the Borrower may cause a Credit Facility to be delivered to the Trustee to secure the Bonds.

Section 4.2.  Payment Obligations of the Borrower.

(a)            As consideration for the issuance of the Bonds and the lending of the proceeds of the Bonds to the Borrower by the Issuer in accordance with the provisions of this Loan Agreement, the Borrower agrees to execute and deliver to the Issuer the Note.  In addition, the Borrower agrees (i) except as provided in subsection (b) of this Section and subject to the credit against payment provided in subsection (b) hereof or Section 5.5 of the Indenture, to make prompt payment to the Trustee, as assignee and pledgee of the Issuer, for deposit in the Bond Fund, of all payments on the Note as and when the same shall be due and payable and (ii) to pay pursuant hereto and the Note sums sufficient to pay the principal and purchase price of, premium, if any, or interest on the Bonds (whether at maturity, upon redemption or acceleration, or otherwise) when and as the same shall be due and payable.  All such payments shall be made to the Trustee, in lawful money of the United States of America, in immediately available funds.

(b)            In order to initially support and provide for the payments required in subsection (a) of this Section, the Borrower shall cause the Bank to deliver the Letter of Credit, which shall not expire later than six months from the date of initial delivery of the Bonds, to the Trustee simultaneously with the original issue and delivery of the Bonds, and hereby authorizes and directs the Trustee to draw moneys under the Letter of Credit in accordance with the provisions of the Indenture to the extent necessary to make any payments of principal and purchase price of, and interest on the Bonds as and when the same become due.  The Borrower shall receive as a credit against its obligations to make the payments described in subsection (a) of this Section all payments made by the Bank under the Letter of Credit and all other amounts described in Section 5.2 of the Indenture.  The Borrower hereby covenants and agrees to cause a Letter of Credit to be delivered to the Trustee to secure the Bonds in accordance with the requirements of the Indenture.  Additionally, the Borrower covenants that no renewal or extension to the Letter of Credit beyond the initial six month term of the Letter of Credit shall be accepted by Borrower unless a Favorable Opinion of Bond Counsel has been delivered to the Trustee and the Issuer to the effect that such extension will not adversely affect the Tax-exempt status of the Bonds.

(c)            If any of the payments required in subsection (a) and (b) above are not made, the item or installment which has not been made shall continue as an obligation of the Borrower until the same shall have been fully paid, and the Borrower agrees to pay the same with interest thereon, to the extent permitted by law, at the rate per annum borne by the Bonds until paid in full.

(d)            In addition, the Borrower agrees to pay the Costs of Issuance in connection with the Bonds, which Costs of Issuance shall be paid from the Costs of Issuance Fund held by the Trustee or directly by the Borrower.

(e)            The Borrower agrees to pay, or cause to be paid, all costs and expenses related to or associated with the Project which are not or cannot be paid or reimbursed from the proceeds of the Bonds.

(f)            The Borrower agrees to maintain the Reserve Fund at the amount of the Reserve Fund Requirement.

(g)            Notwithstanding any provision to the contrary contained in this Agreement or in any of the other Borrower Documents, it is expressly provided that in no case or event shall the aggregate of (a) all interest on the unpaid balance of the Note, accrued or paid from the date hereof and (b) the aggregate of any other amounts accrued or paid pursuant to the Note or any of the other Borrower Documents, which under applicable laws are or may be deemed to constitute interest upon the Note or any other indebtedness due hereunder or under the Note (the “Debt”) from the date hereof, ever exceed the maximum rate of interest which could lawfully be contracted for, charged or received on the unpaid principal balance of the Debt.  In this connection, it is expressly stipulated and agreed that it is the intent of the Borrower, the Issuer, and the Trustee to contract in strict compliance with the applicable usury laws of the State of California and of the United States (whichever permit the higher rate of interest) from time to time in effect.  In furtherance thereof, none of the terms of this Agreement or any of the other Borrower Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate.  The Borrower or other Persons now or hereafter becoming liable for payment of the Debt shall never be liable for interest in excess of the Maximum Rate.  If under any circumstances the aggregate amounts paid on the Debt include amounts which by law are deemed interest which would exceed the Maximum Rate, the Borrower stipulates that such amounts will be deemed to have been paid as a result of an error on the part of the Borrower, the Issuer, and the Trustee, and the Person receiving such excess payment shall promptly, upon discovery of such error or upon written notice thereof from the Person making such payment, refund the amount of such excess or credit such excess against the unpaid principal balance of the Debt, which remedies under this Section 4.2 shall be the sole remedies of the Borrower and any other parties.  In addition, all sums paid or agreed to be paid to the holder or holders of the Debt for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Debt.  The provisions of this section shall control all agreements, whether now or hereafter existing and whether written or oral, among the Borrower, the Issuer, and the Trustee.

Section 4.3.  Letter of Credit; Alternate Letter of Credit.

(a)            The initial Letter of Credit issued by the Bank supporting the Bonds constitutes an irrevocable obligation of the Bank to pay to the Trustee, upon request and in accordance with the terms thereof, up to an amount equal to the sum of (i) the principal amount of the Bonds then Outstanding and (ii) an amount equal to interest for thirty-eight (38) days on the principal amount of each Bond then Outstanding at the rate of twelve per centum (12%) per annum.

(b)            The Borrower shall have the option from time to time to provide the Trustee with an Alternate Letter of Credit in accordance with the provisions of Section 4.11(e) of the Indenture provided that the Borrower shall so notify the Trustee and the Remarketing Agent in writing at least forty-five (45) days prior to the Substitution Date.  If at any time there shall have been delivered to the Trustee an Alternate Letter of Credit and the other documents and opinions required by Section 4.11(e) of the Indenture, then the Trustee shall accept such Alternate Letter of Credit and, after making any necessary draws under the Letter of Credit to pay the Purchase Price of the Bonds pursuant to the Indenture, promptly surrender the previously held Letter of Credit to the issuer thereof for cancellation, in accordance with the terms of such Letter of Credit.  If at any time there shall cease to be any Bonds Outstanding under the Indenture, the Trustee shall promptly surrender the Letter of Credit, if any, to the issuer thereof, in accordance with the terms of such Letter of Credit, for cancellation.  The Trustee shall comply with the procedures set forth in the Letter of Credit relating to the termination thereof.

(c)            The Borrower shall notify the Trustee in writing at least forty-five (45) days prior to the Expiration Date that the Letter of Credit will terminate or be extended on such Expiration Date and as to whether the Borrower will provide the Trustee with an Alternate Letter of Credit.

(d)            The Borrower hereby reserves the right to cause a Credit Facility to be delivered to the Trustee with respect to Bonds in the Term Rate Mode or Fixed Rate Mode; provided that, no amendment to the Indenture, the Loan Agreement or the Note relating to such Credit Facility shall be made unless any such amendment is made in accordance with the Indenture and this Agreement.

Section 4.4.  Administrative Expenses.  All reasonable expenses in connection with the preparation, execution, delivery, recording and filing of this Loan Agreement, the Note and other collateral documents and in connection with the preparation, issuance and delivery of the Bonds, the Issuer’s fees, the fees and expenses of Bond Counsel, the fees and expenses of the Trustee, the fees and expenses of Trustee’s counsel and the fees and expenses of counsel to the initial beneficial owners of the Bonds shall be paid directly by the Borrower.  The Borrower shall also pay throughout the term of the Bonds the Trustee’s annual and reasonable fees and expenses under the Indenture, this Loan Agreement and the Note, including, but not limited to, reasonable attorney’s fees and expenses and all costs of issuing, marketing, collecting payment on and redeeming the Bonds thereunder.

Section 4.5.  Obligations of the Borrower Absolute and Unconditional.  Subject to the provisions of Section 6.5, the obligations of the Borrower to make or, in the case of Section 4.2(b), to cause (pursuant to the Letter of Credit) to be made the payments required in Sections 4.2 and 4.4 and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and shall not be subject to diminution by set off, counterclaim, abatement or otherwise by reason of any action or inaction of the Trustee, the Issuer or any third party.  Until such time as the principal and purchase price of, premium and redemption price, if any, on and the interest on, the Bonds shall have been paid in full as provided in the Indenture, the Borrower (a) will not suspend or discontinue any payments provided for in Sections 4.2 and 4.4 except to the extent the same have been prepaid, (b) will perform and observe all their other agreements contained herein and (c) except as provided in Article VII, will not terminate this Loan Agreement for any cause, including, without limiting the generality of the foregoing, any acts or circumstances that may constitute failure of consideration, sale, loss, eviction or constructive eviction, destruction of or damage to the Project, condemnation, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either, or any failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection herewith or with the Indenture.

Nothing contained herein shall be construed as a waiver of any rights which the Borrower may have against the Issuer under this Loan Agreement, or against any person under this Loan Agreement, the Indenture or otherwise, or under any provision of law; provided, however, that the Borrower shall pursue any rights or remedies against the Issuer, the Trustee, any Bondholder or any third party in connection herewith, or in connection with the Indenture, the Borrower Documents or otherwise relating to the Bonds and security therefor only in a separate action, and not by way of any set-off, counterclaim, cross-claim or third party action in any suit brought to enforce the rights of the Bondholders, the Trustee or the Issuer under this Loan Agreement, the Indenture, the Borrower Documents or otherwise in connection herewith or therewith; and provided further, that in order to preserve the right of the Borrower to raise such issues in any separate suit, any claim of the Borrower which, but for this Section 4.5, would be a compulsory counterclaim, shall be identified as such in the first responsive pleading filed by the Borrower to any action brought by the Issuer, the Trustee, any Bondholder or any person.

Section 4.6.  Borrower’s Consent to Assignment of Loan Agreement and Execution of Indenture.  The Borrower understands that the Issuer will, pursuant to the Indenture and as security for the payment of the principal and purchase price of, premium, if any, and the interest on the Bonds, assign and pledge to the Trustee, and create a security interest in favor of the Trustee in certain of its rights, title and interest in and to this Loan Agreement (including all Pledged Revenues) reserving, however, the Reserved Rights; and the Borrower hereby agrees and consents to such assignment and pledge.  The Borrower acknowledges that it has received a copy of the Indenture and consents to the execution of the same by the Issuer; provided, however, such consent does not constitute a representation as to the accuracy of any representations or warranties made by the Issuer thereunder.

Section 4.7.  Borrower’s Performance Under Indenture.  The Borrower agrees, for the benefit of the Bondholders, to do and perform all acts and things required in the Indenture to be done or performed by it.

ARTICLE V

PARTICULAR AGREEMENTS

Section 5.1.  Public Purpose Covenants of the Borrower.  The Borrower hereby covenants as follows:

(a)            Inducement.  The availability of financial assistance from the Issuer as provided herein has been an important inducement to the Borrower to undertake the Project.

(b)            No Untrue Statements.  As of the date hereof, to the Borrower’s knowledge, there is no fact, which has had or would reasonably be expected to have a material and adverse effect on the transactions contemplated by this Loan Agreement, the Bond Purchase Agreement, the Remarketing Agreement, the Indenture or any of the Borrower Documents which has not been described in this Loan Agreement, the Bond Purchase Agreement, the Remarketing Agreement, the Indenture, any of the Borrower Documents or in the other documents, certificates and written statements, including the Application, furnished to the Issuer by the Borrower prior to the date hereof in connection with the transactions contemplated hereby or thereby.  As of the Closing Date, to the best knowledge of the Borrower, all written statements furnished to the Issuer by, or as directed by, the Borrower (other than any information that was provided by the Borrower or any of its representatives prior to the date hereof and which contains “forward looking statements”), taken as a whole, including written updated or supplemented information delivered on or prior to the date hereof, are true and correct in all material respects.  The Borrower understands that all such written information and statements have been relied upon as an inducement by the Issuer to issue the Bonds.

(c)            Project Users.  The Borrower shall not permit any leasing, subleasing or assigning of leases of all or any part of the Project that would adversely affect the Tax-exempt status of the Bonds, or that would impair the ability of the Borrower to operate the Project in violation of any provision of the Tax Agreement.  Notwithstanding such lease, sublease or assignment of lease, the Borrower shall be liable for the loan payments hereunder.

(d)            Maintain Existence; Merge, Sell, Transfer.

(1) Except as provided in subsection (2) of this Section 5.1(d) and in the Tax Agreement, the Borrower shall maintain its existence as a legal entity and shall not sell, assign, transfer or otherwise dispose of the Project without the written consent of the Issuer; provided, however, that the Borrower, without the consent or approval of the Issuer, may merge with or into or consolidate with another entity, or the Project or this Agreement may be sold, assigned, transferred or otherwise disposed of and the Borrower released from its obligations under this Agreement and the Note without violating this subsection, provided that (A) the Borrower causes the proposed surviving, resulting or transferee company to furnish the Issuer with a change of ownership information form prescribed by the Issuer; (B) the Borrower files with the Issuer and the Trustee an Opinion of Counsel delivered by Bond Counsel to the effect that the merger, consolidation, sale or transfer shall not adversely affect the Tax-exempt status of the Bonds; (C) the surviving, resulting or transferee company assumes in writing the obligations of the Borrower under this Agreement and the Note; (D) in connection with any such merger, consolidation, sale or transfer, and, provided the Letter of Credit remains outstanding, the Bank shall expressly ratify and affirm that the Letter of Credit remains in full force and effect; (E) the surviving, resulting or transferred entity shall preserve and keep in full force and effect all licenses and permits necessary to the proper conduct of its business; and (F) after the merger, consolidation or transfer, the Project shall continue to be operated as an authorized project under the Act, including, without limitation, for the creation or retention of primary jobs by a company which meets the qualifications thereof contained in the Act.

(2)            The Borrower shall have the right to sell, exchange, transfer or otherwise dispose of a portion of the Borrower’s undivided ownership interest in the Project; provided, however, the Borrower shall deliver to the Issuer and the Trustee a Favorable Opinion of Bond Counsel prior to such sale, exchange, transfer or other disposition.

(e)            Relocate Project.  While the Bonds are outstanding, the Borrower shall not relocate the Project or any part thereof outside of the Recovery Zone within the City of San Jose designated in Resolution No. 75216 of the City Council of the City of San Jose.

(f)             Operation of Project.  The Borrower shall operate or cause the Project to be operated as an authorized project for a purpose and use as provided for under the Act until the expiration or earlier termination of this Loan Agreement.  The Borrower shall not fail to operate or cause the Project to be operated in accordance with this Section unless the Borrower obtains the prior written consent of the Issuer and delivers to the Issuer and the Trustee a Favorable Opinion of Bond Counsel prior to such failure.

(g)            Annual Certification.  Within 90 days of the last day of each fiscal year of the Borrower, the Borrower shall furnish to the Issuer the following:

(1)            a certification indicating whether or not the Borrower is aware of any condition, event or act which constitutes an Event of Default as of the last day of such fiscal year of the Borrower, or which would constitute an Event of Default with the giving of notice or passage of time, or both, under any of the documents executed by the Borrower in connection with the issuance of the Bonds; and

(2)            a written description of the present use of the Project and a description of any anticipated material change in the use of the Project or in the number of employees employed at the Project.

(h)            Maintenance, Operation and Insuring of the Project; Taxes; No Operation of the Project by Issuer.  The Borrower will at all times preserve and protect the Project in good repair, working order and safe condition, and from time to time will make, or will cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto including those required after a casualty loss to which Section 7.2 hereof does not apply.  The Borrower shall pay, or cause to be paid, all operating costs, utility charges and other costs and expenses arising out of ownership, possession, use or operation of the Project. The Issuer shall have no obligation and makes no warranties respecting the condition or operation of the Project.  This Loan Agreement does not prevent the Borrower from merging or consolidating with another entity as permitted by Section 5.1(d).  The Borrower further agrees that, except for taxes contested in good faith, it will pay or cause to be paid all taxes levied with respect to the Project and that it will keep, or cause to be kept, the Project properly insured against loss or damage from such perils usually insured against by businesses operating or owning like properties and maintain public liability insurance and all such worker’s compensation or other similar insurance as may be required by law.  Nothing contained in this Loan Agreement shall be deemed to authorize or require the Issuer to operate the Project or to conduct any business enterprise in connection therewith.

(i)            Additional Information.  Until payment in full of the Bonds shall have occurred, the Borrower shall promptly, from time to time, deliver to the Issuer such information and materials relating to the Project and the Borrower as the Issuer may reasonably request for purposes of determining compliance with this Agreement.  An authorized Issuer representative shall also be permitted, at all reasonable times upon furnishing of notice that is reasonable under the circumstances, to examine the books and records of the Borrower with respect to the Project and the obligations of the Borrower hereunder, but such representative shall not be entitled to access to trade secrets or other proprietary information (other than financial information of the Borrower).

(j)            State Sales or Use Tax.  By virtue of the Project being financed under the Act, the Borrower has not and will not maintain that the Borrower is entitled to an exemption from California sales or use taxes on personal property acquired in connection with the Project.

Section 5.2. Indemnity Against Claims.

(a)            The Borrower hereby releases and agrees to and do hereby at all times indemnify and hold harmless the Issuer and any person who “controls” the Issuer (within the meaning of Section 15 of the Securities Act of 1933, as amended), the Trustee, and any member, officer, director, official, employee and attorney of the Issuer or the Trustee (collectively called the “Indemnified Parties”) against any and all claims by third parties for costs, damages, expenses and liabilities of whatsoever nature (including but not limited to attorney’s fees, litigation and court costs, amounts paid in settlement, and amounts paid to discharge judgments collectively, the “Indemnified Claims”) directly or indirectly resulting from, arising out of, or related to (a) the issuance, offering, sale, delivery, or payment of the Bonds and interest thereon; or (b) the design, construction, installation, operation, use, occupancy, maintenance and ownership of the Project or any part thereof including the payment of rebate to the federal government; or (c) any untrue or alleged untrue statement of a material fact contained in information provided by the Borrower with respect to the transactions contemplated hereby; or (d) any omission of a material fact necessary to be stated in information provided by the Borrower with respect to the transactions contemplated hereby in order to make such information not misleading or incomplete or (e) the performance by the Indemnified Parties (except for the Trustee) of their rights and obligations under the Indenture and this Loan Agreement; provided, however, that the Borrower shall not be liable for Indemnified Claims of an Indemnified Party to the extent arising from the sole or concurrent willful misconduct or negligence of such Indemnified Party.  In case any action shall be brought against one or more of the Indemnified Parties based upon any of the above and in respect to which indemnity may be sought against the Borrower, such Indemnified Party shall promptly notify the Borrower in writing, and except where the Borrower is the claimant, the Borrower shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party, the payment of all reasonable costs and expenses and the right to negotiate and consent to settlement.  Any one or more of the Indemnified Parties shall have the right to employ only one counsel at the Borrower’s expense in any such action and to participate in the defense thereof.  The Borrower shall not be liable for any settlement of any such action effected without the Borrower’s consent, which consent shall not be unreasonably withheld, but if settled with the consent of the Borrower, or if there is a final judgment for the claimant on any such action, the Borrower agrees to indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.

(b)            The Borrower agrees to and does hereby indemnify and hold harmless the Indemnified Parties against any and all claims by third parties for Indemnified Claims suffered by any of the Indemnified Parties and caused by, relating to, arising out of, resulting from, or in any way connected to an examination, investigation or audit of the Bonds by the Internal Revenue Service; provided, however, that the Borrower shall not be liable for Indemnified Claims of an Indemnified Party to the extent arising from the sole or concurrent willful misconduct or negligence of such Indemnified Party.  In the event of such examination, investigation or audit, the Indemnified Parties shall have the right to employ one counsel at the Borrower’s expense.  In such event, the Borrower shall assume the primary role in responding to and negotiating with the Internal Revenue Service, but shall inform the Indemnified Parties of the status of the investigation.  In the event the Borrower fails to respond promptly to the Internal Revenue Service, the Issuer shall have the right to assume the primary role in responding to and negotiating with the Internal Revenue Service and shall have the right to enter into a closing agreement, for which the Borrower shall be liable.

(c)            Notwithstanding anything in this Agreement to the contrary which may limit recourse to the Borrower or may otherwise purport to limit the Borrower’s liability, the provisions of this Section 5.2 shall control the Borrower’s obligations and shall survive repayment of the Bonds.

Section 5.3.  Agreement of Issuer not to Assign or Pledge.  The Issuer covenants that it will not pledge the amounts derived from this Agreement other than as contemplated by the Indenture and the Bonds.

Section 5.4.  Redemption of Bonds.  The Trustee, as assignee of the Issuer pursuant to the Indenture, agrees at the written request at any time of the Borrower and if the same are then redeemable, to forthwith take all steps that may be necessary under the applicable redemption provisions of the Indenture to effect redemption of all or any portion of the Bonds, as may be specified in writing by the Borrower, on the earliest redemption date on which such redemption may be made under such applicable provisions or upon the date set for the redemption by the Borrower pursuant to Article VII.  As long as the Borrower is not in default hereunder and the Issuer is not obligated to call Bonds pursuant to the terms of the Indenture, neither the Issuer nor the Trustee shall redeem any Bond prior to its stated maturity unless requested to do so in writing by the Borrower.

Section 5.5.  Reference to Bonds Ineffective After Bonds Paid.  Upon Payment in Full of the Bonds and all fees and charges of the Trustee and the Issuer, all references herein to the Bonds and the Trustee shall be ineffective and neither the Issuer, the Trustee nor the holders of any of the Bonds shall thereafter have any rights hereunder and the Borrower shall have no further obligation hereunder, saving and excepting those that shall have theretofore vested and any right of any Indemnified Party (as defined in Section 5.2) to indemnification under Section 5.2, and the Borrower’s obligations under Sections 4.2(d), 4.4, 5.6, 5.7 and 6.4, which right and obligations shall survive the payment of the Bonds and the termination of this Loan Agreement.  Reference is hereby made to Article X of the Indenture which sets forth the conditions upon the existence or occurrence of which Payment in Full of the Bonds shall be deemed to have been made.

Section 5.6.  Tax Related Covenants.  It is the intention of the parties hereto that interest on the Bonds shall be and remain Tax-exempt so long as the Bonds are Outstanding, and to that end the representations, covenants, and agreements of the Borrower in this Section and the following Section are for the benefit of the Trustee and each and every Registered Owner of the Bonds. The Issuer and the Borrower hereby covenant to comply with the provisions of the Code applicable to the Bonds and not to take any action or fail to take any action that would cause the interest on the Bonds to lose their Tax-exempt status.  The Issuer and the Borrower agree that they shall at all times do or cause to be done and perform or cause to be performed all acts and things necessary or desirable in order to assure that interest paid on the Bonds shall, for purposes of federal income taxation, be and remain Tax-exempt and that they will refrain from doing or performing any act or thing that will cause such interest not to be Tax-exempt; provided, however, that this provision shall in no way limit the obligation of the Borrower to comply with its federal tax law related covenants contained in this Agreement and the Tax Agreement.

The Borrower represents, warrants, covenants and agrees as follows:

(a)            Limitation on Issuance Costs.  The Borrower covenants that, no Proceeds of the Bonds and investment earnings thereon, in an amount in excess of two percent (2%) of the Proceeds of the sale of the Bonds, will be used to pay costs of issuing of the Bonds. If the fees of the original purchaser are retained as a discount on the purchase of the Bonds, such retention shall be deemed to be an expenditure of Proceeds of the Bonds for said fees.

(b)            Limitation of Expenditure of Proceeds.  The Borrower covenants that not less than 95 percent of the face amount of the Bonds, plus accrued interest and premium (if any) and less original discount (if any) paid on the purchase of the Bonds by the original purchaser from the Issuer, plus investment earnings on said amounts are paid for Recovery Zone Property.

(c)            Limitation on Land. The Borrower covenants that no Proceeds of the Bonds shall be used, directly or indirectly, for the acquisition of land.

(d)            Existing Facilities Limit.  The Borrower covenants that no Proceeds of the Bonds shall be used for the acquisition of any tangible property or an interest therein, unless the first use of such property is pursuant to such acquisition.

(e)            Financing Capital Expenditures; No Working Capital. All proceeds of the Bonds (other than amounts used to pay costs of issuance and to fund a reserve fund)

will be spent on capital expenditures with a reasonably expected economic life of one year or more.

(f)            Certain Uses Prohibited. The Borrower covenants that no Proceeds of the Bonds shall be used directly or indirectly to provide any airplane, skybox or other private luxury box, health club facility, facility used for gambling or store the principal business of which is the sale of alcoholic beverages for consumption off premises.

(g)            No Arbitrage Bonds. The Borrower covenants with the Issuer, the Trustee and the owners from time to time of the Bonds that so long as any Bond remains Outstanding, moneys on deposit in any fund or account in connection with the Bonds, whether or not such moneys were derived from the proceeds of the sale of the Bonds or from any other sources, will not be used in a manner which will cause the Bonds to be “arbitrage bonds,” within the meaning of Section 148 of the Code and the Treasury Regulations thereunder.

(h)            Yield Restriction of Collateral. The Borrower covenants and agrees that all Collateral as defined in that certain Cash Collateral Account Pledge Agreement dated as of December __, 2010, given by the Borrower to Barclays Bank PLC, a copy of which is included elsewhere in the transcript for the Bonds, will be invested at a yield not in excess of the yield of the Bonds (yield reduction payments within the meaning of Section 148 of the Code may not be made in order to comply with this requirement). In this regard, each investment of the Collateral will be treated as a separate class of investments and the investment earnings thereon will not be commingled with other investments for purposes of complying with this yield restriction requirement, all within the meaning of Treasury Regulation Section 1.148-10(b)(1)(ii).

Section 5.7.  Acknowledgement of Tax Covenants of Issuer.  Borrower acknowledges that in the Indenture the Issuer has entered into the following covenants related to establishment and maintenance of the Tax-exempt status of the Bonds.  Borrower agrees to take all such action as is necessary or desirable to facilitate Issuer’s compliance with such covenants.

(a)            Arbitrage Covenant.  The Issuer hereby covenants not to take or omit to take any action so as to affect the Tax-exempt status of the Bonds and to otherwise comply with the requirements of Sections 103 and 141 through 150 of the Code, and all applicable Treasury Regulations with respect thereto and with respect to the designation of the Bonds as Recovery Zone Bonds, throughout the term of the Bonds.  The Issuer further covenants that it shall not take, or permit or suffer to be taken by the Trustee or otherwise, any action with respect to the proceeds of the Bonds which, if such action had been reasonably expected to have been taken, or had been deliberately and intentionally taken, on the date of issuance of the Bonds would have caused the Bonds to be "arbitrage bonds" within the meaning of section 148 of the Code.

(b)            Rebate Requirement.  The Issuer shall take any and all actions necessary to assure compliance with section 148(f) of the Code, relating to the rebate of excess investment earnings, if any, to the federal government, to the extent that such section is applicable to the Bonds.

(c)            Federal Guarantee Prohibition.  The Issuer shall not take any action or permit or suffer any action to be taken if the result of the same would be to cause any of the Bonds to be "federally guaranteed" within the meaning of section 149(b) of the Code.

(d)            Maintenance of Tax Exemption.  The Issuer shall take all actions necessary to assure the exclusion of interest on the Bonds from the gross income of the Owners of the Bonds to the same extent as such interest is permitted to be excluded from gross income under the Code as in effect on the date of issuance of the Bonds.  In furtherance thereof, the Issuer covenants that it will comply with the Tax Agreement.

Section 5.8.  Inspection of Project.  The Borrower covenants that the Issuer, by its duly authorized representatives, at reasonable times and with reasonable notice, for purposes of determining compliance with this Agreement, may, but shall not be required to, inspect any part of the Project facilities.  The Borrower also agrees that the Issuer and its duly authorized agents shall have the right, at all reasonable times and upon prior written notice, to enter upon and to examine and inspect the premises of the Project and to examine the books and records of the Borrower with respect to the Project for the purpose of determining compliance with this Agreement.  The Borrower also agrees to provide the Issuer with such information and materials relating to the Project or the Borrower as are reasonably requested by the Issuer from time to time for the purpose of determining compliance with this Agreement.

Section 5.9.  Filing of Other Documents.  The parties hereto shall execute, at the request of the Borrower, and the Borrower shall file financing statements, continuation statements, notices and such other documents necessary to perfect all security interests created pursuant to the terms of this Loan Agreement and the Indenture and to preserve and protect the rights of the Trustee in the granting by the Issuer of certain rights of the Issuer, pursuant to the Indenture, under this Loan Agreement and the Note and the Issuer shall have no responsibilities for such filings whatsoever, other than executing the documents requested by the Borrower.  Notwithstanding anything to the contrary contained herein, the Trustee shall have no responsibility for the preparing, recording, filing, re-recording, or re-filing of any financing statement, continuation statement or other instrument in any public office.

Section 5.10.  Continuing Disclosure.  The Borrower agrees to enter into a continuing disclosure agreement with the Trustee, in form satisfactory to Bond Counsel, the Trustee and counsel to the Underwriter so as to satisfy the continuing disclosure requirements of Section (b)(5) of Rule 15c2-12 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended and supplemented.  The Borrower hereby covenants and agrees with the Owners that it will comply with and carry out all of the provisions of such continuing disclosure agreement, as amended from time to time, applicable to it.  The Borrower also understands and agrees that the Issuer shall have no liability to any Owner or any Person with respect to any reports, notices or disclosures required by or provided pursuant to this Section 5.10.  Notwithstanding any other provision of this Agreement, failure of the Borrower to comply with such continuing disclosure agreement shall not be considered a default or an event of default under this Agreement and the rights and remedies provided by this Agreement upon the occurrence of an Event of Default shall not apply to any such failure, but the continuing disclosure agreement may be enforced only as provided therein.

Section 5.11.  Covenants Established in Connection with Conversion to Fixed Rate.

In the event the Bonds are to be converted to a Fixed Rate Mode pursuant to Section 2.11 of the Indenture, not later than 12:00 noon, New York City time, on the Business Day prior to the Mode Change Date for such conversion, the Remarketing Agent shall determine covenants, if any which will be applicable to the Bonds so converted.  Upon acceptance of the covenants by the Borrower in accordance with Section 2.11 of the Indenture and conversion of the Mode to the Fixed Rate Mode, this Loan Agreement, the Note and/or the Indenture shall be amended in accordance with Section 2.11(a)(ix) of the Indenture to reflect such determination to include new covenants provided there is delivered to the Trustee a Favorable Opinion of Bond Counsel with respect to such amendments.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

Section 6.1.  Events of Default Defined.  The following shall be “Events of Default” hereunder and the term “Event of Default” shall mean, whenever it is used herein, any one or more of the following events:

(a)            failure by the Borrower to make any payment required to be made under the Note or Section 4.2(a) when the same becomes due and payable;

(b)            failure by the Borrower to comply with the prepayment provisions of Section 7.2;

(c)            failure by the Borrower to observe or perform any agreement, covenant or condition hereunder or on its part to be observed or performed, other than as referred to in subsection (a) or (b) of this Section, within thirty (30) days after written notice, specifying such failure and requesting that it be remedied, has been delivered to the Borrower and the Bank, if any, by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such time; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time if it is possible to correct such failure and corrective action is instituted by the Borrower or the Bank, if any, within the applicable period and diligently pursued until the failure is corrected; or in the case of any such default which can be cured with due diligence but not within such thirty-day period, the Borrower’s or the Bank’s failure to proceed promptly to cure such default and thereafter prosecute the curing of such default with due diligence;

(d)            the Borrower applies for or consents to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property or admits in writing its inability to pay its debts as they mature; or such a receiver, trustee or similar officer is appointed without the application or consent of the Borrower and such appointment continues undischarged for a period of sixty (60) days; or the Borrower institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against the Borrower and remains undischarged for a period of sixty (60) days; or the Borrower makes a general assignment for the benefit of creditors;

(e)            if any representation or warranty by or on behalf of the Borrower made herein or in any report, certificate, financial statement or other instrument furnished in connection with this Loan Agreement proves to be false or misleading in any material respect when made and such representation or warranty is not corrected within thirty (30) days after written notice has been delivered to the Borrower by the Issuer or the Trustee; provided, however, that an event described in this clause (e) shall not be an Event of Default if proceedings for the redemption of the Bonds shall have commenced; and

(f)            an “Event of Default”, as defined in the Indenture, occurs and is continuing under the Indenture beyond any applicable grace period;

provided, however, for so long as the Bank is not in default of its obligations under the Letter of Credit, an Event of Default (other than an “Event of Default” under Section 7.1(f) of the Indenture) shall not be deemed to have occurred without the prior written direction of the Bank, if any, and the Trustee shall not provide any notice of default (except to the Bank) or take any remedial action in consequence thereof without such written direction; provided, further, however, that the Issuer shall in all cases be entitled in its sole discretion to enforce its Reserved Rights.

Notwithstanding anything in this Agreement or in the Indenture to the contrary, a Determination of Taxability or a nonperformance or breach by the Borrower of a covenant relating to federal tax matters shall not be an event of default or an Event of Default hereunder.

The Borrower and the Issuer hereby authorize the Bank, if any, to do any and all things necessary to correct any default described in paragraph (c) above on behalf of the Borrower.

The foregoing provisions of subsection (c) of this Section are subject to the following limitations:  if by reason of force majeure, the Borrower is unable in whole or in part to carry out the agreements on its part therein referred to, the failure to perform such agreements due to such inability shall not constitute an event of default nor shall it become an event of default upon appropriate notification to the Borrower or the passage of the stated period of time.  The term “force majeure” as used herein shall mean, without limitation, the following:  acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery, transmission pipes or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of the Borrower.  The Borrower agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Borrower from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Borrower, and the Borrower shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of the Borrower, unfavorable to the Borrower.

Section 6.2.  Remedies.  Whenever an Event of Default shall have happened and be continuing, including, where applicable, at the written direction by the Bank, the Trustee, as the assignee of the Issuer under the Indenture, shall take any one or more of the following remedial steps:

(a)            If an Event of Default shall occur (except for an “Event of Default” under Section 7.1(e) or (f) of the Indenture), with the written consent of the Bank, if any, so long as the Bank is not in default of its obligations under the Letter of Credit, the Trustee may, or if such Event of Default is described in Section 7.1(e) or (f) of the Indenture, the Trustee shall, declare all payments of principal and accrued interest required to be made under Section 4.2(a) and the Note to be immediately due and payable, whereupon the same shall become immediately due and payable.  If the Trustee elects, or is required, as applicable, to exercise the remedy afforded in this subsection (a) and accelerates all payments required to be made under Section 4.2(a), the amount then due and payable by the Borrower as accelerated payments shall be the sum of (i) the aggregate principal amount of the Outstanding Bonds, (ii) all interest on the Bonds then due and to become due to the date of payment of the principal of the Bonds and (iii) all other amounts due and payable to the Issuer, if any, to the Bondholders or to the Trustee with respect to the payment of the Bonds, including reasonable Counsel fees actually incurred.  Notwithstanding any provisions hereof to the contrary, simultaneously with exercising the remedy afforded in this subsection (a) the Trustee shall accelerate payments with respect to the Bonds.

(b)            Subject to the provisions of Section 6.5, the Trustee may take whatever action at law or in equity that may appear necessary or desirable to collect any sums then due and thereafter to become due hereunder or to enforce performance and the observance of any agreement of the Borrower hereunder or under the Note, such payment and performance may be enforced by mandamus or by the appointment of a receiver in equity with power to charge and collect the Pledged Revenues, purchase price payments and loan payments, and to apply the revenue from the Project in accordance with the terms hereof and of the Indenture.

(c)            The Trustee may exercise any remedies provided under the Indenture.

Any amounts collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture.

The Borrower hereby authorizes the Trustee to draw moneys under the Letter of Credit, if any, in accordance with the Indenture upon a declaration of acceleration of principal of the Bonds in an amount equal to (i) the aggregate principal amount of all Outstanding Bonds and (ii) all interest on the Bonds due and to become due to the date fixed for payment.  The obligation of the Borrower to accelerate payment of all amounts required to be paid by the Borrower pursuant to Section 4.2(a) upon a declaration of acceleration of principal of the Bonds shall be deemed satisfied and discharged by a corresponding drawing and payment under the Letter of Credit.

Section 6.3.  No Remedy Exclusive.  Subject to the provisions of Section 6.5, no remedy herein conferred upon or reserved to the Trustee, or the Issuer pursuant to its Reserved Rights, is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy hereunder or now or hereafter existing at law, in equity or by statute.  No delay or omission to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  The Trustee and the holders of the Bonds, subject to the provisions of the Indenture, shall be entitled to the benefit of all agreements herein contained.

Section 6.4.  Agreement to Pay Counsel Fees and Expenses.  If there should occur a Default or an Event of Default by the Borrower hereunder and the Trustee or the Issuer should employ Counsel or incur other expenses for the collection of sums due hereunder or the enforcement of performance or observance of any agreement on the part of the Borrower herein contained, the Borrower agrees that it will on demand therefor pay to the Trustee or the Issuer the reasonable fee of such Counsel and such other reasonable expenses so incurred by the Trustee or the Issuer.

If the Borrower should fail to make any payments required in this Section, such item shall continue as an obligation of the Borrower until the same shall have been paid in full, with interest thereon, to the extent permitted by law, from the date such payment was due at the rate per annum borne by the Bonds until paid in full.

Section 6.5.  Waiver of Events of Default and Rescission of Acceleration.  If, in accordance with the Indenture, the Trustee shall waive any event of default as therein defined with the written consent of the Bank, if any, and its consequences or rescind any declaration of acceleration of the principal of and interest on the Bonds, such waiver shall also waive any Event of Default hereunder and its consequences and such rescission of a declaration of acceleration of the principal of and interest on the Bonds shall also rescind any declaration of any acceleration of all payments required to be made under Section 4.2.  In case of any such waiver or rescission, or in case any proceeding taken by the Trustee on account of any such Event of Default shall have been discontinued or abandoned or determined adversely, then and in every such case the Issuer, the Borrower, the Trustee, the Bank, if any, and the holders of the Bonds shall be restored to their former positions and rights hereunder, but no such waiver or rescission shall extend to any subsequent or other Event of Default or impair any right consequent thereon.

Section 6.6.  Additional Remedies.  In addition to the above remedies, if the Borrower commits a material breach, or threatens to commit a breach of this Agreement, or of any other document executed by the Borrower in connection herewith, the Issuer or the Trustee shall have the right and remedy, without posting bond or other security, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause immediate and irreparable injury to the Issuer and the Trustee and that money damages will not provide an adequate remedy therefor.

ARTICLE VII

PREPAYMENT UNDER AGREEMENT

Section 7.1.  Option to Prepay the Note.  The Borrower shall have, and is hereby granted, the option to prepay the Note prior to maturity in whole or in part in the amounts, at the times and in the manner required to effectuate the optional redemption of the Bonds in accordance with the optional redemption provisions of the Indenture.  To exercise the option granted in this Section 7.1, the Borrower shall, not less than thirty (30) days (or such lesser time as is acceptable to the Trustee) prior to the redemption date on which the Borrower elects to cause such prepayment, deliver a written notice to the Trustee, the Issuer, the Bank, if any, and the Remarketing Agent of its intention to prepay such installment payments and shall specify therein the principal amount of Bonds to be redeemed upon such date.  Upon the exercise of any such option, the Borrower shall direct the Trustee to redeem the Bonds in whole or in part on the date specified in such notice and shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption of the Bonds.  On or before the redemption date, sufficient moneys shall be deposited in the Bond Fund to redeem the Bonds as provided in Article III of the Indenture and at the redemption price provided in Article III of the Indenture; provided, however, that the obligation of the Borrower to make any such payment shall be deemed to be satisfied and discharged to the extent of the corresponding drawing and payment made under the Letter of Credit.  It shall not be a condition to the sending of a notice of redemption by the Trustee that such moneys be on deposit in the Bond Fund to redeem Bonds prior to the sending of such notice.  In addition, if the Borrower elects to prepay the installment payments hereunder in full, it shall pay to the Trustee and the Issuer, respectively, or make provision for the payment satisfactory to the Trustee of an amount of money equal to the Trustee’s fees and expenses accrued and to accrue through such redemption date.

Section 7.2.  Obligation to Prepay the Note in Whole Under Agreement Under Certain Circumstances.

(a)            The Borrower shall be obligated to prepay in whole, together with interest accrued and to accrue to the redemption date of the Bonds, the Note within thirty (30) days after receipt of a written notice from the Trustee relating to the occurrence of any one of the following events:

(i)	The occurrence of a Determination of Taxability;

(ii)	The occurrence of an Extraordinary Redemption Event; or

(iii)
That the Trustee has received a written notice from the Bank in accordance with Section 3.1(b) of the Indenture that an Event of Default, as defined in the Reimbursement Agreement, has occurred, has not been cured or waived, and is continuing and the Bank either (A) has exercised its option to terminate the Letter of Credit, or (B) has elected to cause the Bonds secured by the Letter of Credit to be redeemed.

The Issuer shall give written notice to the Borrower and the Trustee of such occurrence; whereupon the Trustee shall give notice to the Bondholders of the redemption of the Bonds pursuant to Article III of the Indenture and will set a Redemption Date in accordance therewith.  Payment on the Note by the Borrower pursuant to this Section shall be in amount sufficient, together with other funds on deposit with the Trustee which are available for such purpose, to redeem the Bonds then Outstanding, and to pay (i) all administrative expenses accrued and to accrue through the Redemption Date and (ii) any other expenses and fees required to satisfy and discharge the Indenture.

(b)            The Borrower hereby authorizes the Trustee to draw moneys under the Letter of Credit, if any, in accordance with the Indenture to the extent necessary to redeem the Bonds (which, with respect to the initial Letter of Credit, shall include only the principal of and interest on the Bonds) in whole or in part upon the occurrence of any of the events described in subsection (a) above obligating the Borrower to prepay the Note in whole or in part under this Section 7.2.  The obligation of the Borrower to make payments to the Trustee sufficient to redeem the Bonds upon the occurrence of any of the events under this Section 7.2 shall be deemed satisfied and discharged to the extent of any corresponding drawing and payment under the Letter of Credit.

The Borrower shall also pay, from funds other than moneys drawn under the Letter of Credit, all expenses of redemption and the fees and expenses of the Trustee.  Said prepayments shall also include expenses of redemption and the fees and expenses of the Trustee accrued and to accrue until such redemption of the Bonds and any other expenses and fees required to satisfy and discharge the Indenture, if applicable.

The Borrower shall give prompt written notice to the Issuer and the Trustee of its receipt of any written advice from the Internal Revenue Service or court that an event constituting a Determination of Taxability has occurred.

Section 7.3.  Obligations After Payment of Note and Termination of Loan Agreement.  Notwithstanding anything contained herein to the contrary, the obligations of the Borrower contained in Sections 4.2(d), 4.4, 5.2, 5.6, 5.7 and 6.4 shall survive and continue after payment of the Note and termination of this Loan Agreement.

Section 7.4.  No Prepayment of Note for Purchase in Lieu of Redemption.  Notwithstanding any other provision of this Article VII to the contrary, the Borrower shall not be obligated to prepay the Note in the event the Borrower elects to purchase Bonds in lieu of redemption in accordance with Section 3.11 of the Indenture.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.  Term of Agreement.  Except as provided in Sections 5.2 and 7.3, this Agreement shall terminate when Payment in Full of the Bonds has been made.

Section 8.2.  Notices.  All notices, approvals, consents, requests and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or sent by overnight courier or (ii) when mailed by first-class registered or certified mail, return receipt requested, postage prepaid, and addressed as follows or (unless specifically prohibited) when telexed or telecopied to the telex or telecopy numbers as follows:

If to the Issuer:	California Enterprise Development Issuer
550 Bercut Drive, Suite G
Sacramento, California 95814
Attention: Executive Director

If to the Borrower:	SunPower Corporation
3939 North First Street
San Jose, California 95134
Attention: Chief Financial Officer

if to the Trustee:	Wells Fargo Bank, National Association
Corporate Trust Services
MAC N9311-110
625 Marquette Avenue
Minneapolis, MN  55479
Attention: SunPower Account Manager

if to the Purchaser:	Barclays Capital Inc.
745 Seventh Avenue, 2nd Floor
New York, New York  10019
Attention: Public Finance

If to the Remarketing Agent:	Barclays Capital Inc.
745 Seventh Avenue, 2nd Floor
New York, New York  10019
Attention: Short-term Desk

A duplicate copy of each notice, approval, consent, request or other communication given hereunder by the Issuer, the Borrower, the Trustee, the Remarketing Agent or the Bank to any one of the others shall also be given to all of the others.  The Issuer, the Borrower, the Trustee and the Bank may, by notice given hereunder, designate any further or different addresses to which subsequent notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.

Section 8.3.  Binding Effect.  This Loan Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Borrower and their respective successors and assigns.

Section 8.4.  Severability.  If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 8.5.  Amounts Remaining in Funds.  Subject to Section 5.2 of this Agreement, it is agreed by the parties hereto that any amounts remaining in the Funds created under the Indenture upon expiration or sooner termination of this Loan Agreement, after Payment in Full of the Bonds, payment of the fees, charges and expenses of the Trustee, the Issuer, the Remarketing Agent and the Bank (including, without limitation, the fees and expenses of their respective Counsel), and payment of all other amounts required to be paid under the Indenture (and to the extent provided for in the Indenture, the Reimbursement Agreement), including payment of Rebate Amount, shall be paid promptly to the Borrower by the Trustee, upon the Borrower's written request.

Section 8.6.  Reliance by Issuer.  The Issuer shall have the right at all times to act in reliance upon the authorization, representation or certification of the Borrower Representative or a Responsible Officer of the Trustee.

Section 8.7.  No Personal Liability of the Issuer.  Neither the members of the Issuer nor any person executing bonds for the Issuer shall be liable personally on said Bonds by reason of the issuance thereof.

Notwithstanding anything in this Loan Agreement to the contrary, it is expressly understood and agreed by the parties hereto that (a) the Issuer may rely conclusively on the truth and accuracy of any certificate, opinion, notice or other instrument furnished to the Issuer by a Responsible Officer of the Trustee or the Borrower as to the existence of any fact or state of affairs required hereunder to be noticed by the Issuer; (b) the Issuer shall not be under any obligation hereunder to perform any record keeping or to provide any legal services, it being understood that such services shall be performed either by the Trustee or the Borrower; and (c) none of the provisions of this Loan Agreement shall require the Issuer to expend or risk its own funds or to otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder, unless it shall first have been adequately indemnified to its satisfaction against the cost, expenses and liability which may be incurred thereby.

Section 8.8.  Immunity of Directors, Officers and Employees of Issuer.  No recourse shall be had for the enforcement of any obligation, promise or agreement of the Issuer contained in the Indenture, this Loan Agreement or in any Bond issued under the Indenture for any claim based thereon or otherwise in respect thereof, against any director, officer, employee or agent, as such, in his individual capacity, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assignment or penalty or otherwise; it being expressly agreed and understood that no personal liability whatsoever shall attach to, or be incurred by, any director, officer, employee or agent, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under or by reason of any of the obligations, promises or agreements entered into between the Issuer and the Borrower whether contained in this Loan Agreement or any other documents executed in connection therewith or to be implied therefrom as being supplemental hereto or thereto, and that all personal liability of that character against every such director, officer, employee or agent is, by the execution of this

Loan Agreement and the Indenture, and as a condition of, and as part of the consideration for, the execution of this Loan Agreement and the Indenture, expressly waived and released.

Section 8.9.  Payments by Bank.  The Bank shall, to the extent of any payments made by the Bank pursuant to the Letter of Credit, be subrogated to all rights of the Issuer or its assigns (including, without limitation, the Trustee) as to all obligations of the Borrower with respect to which such payments shall be made by the Bank, but, so long as any of the Bonds remain Outstanding under the terms of the Indenture, such right of subrogation on the part of the Bank shall be in all respects subordinate to all rights and claims of the Issuer for all payments which are then due and payable under the Indenture or otherwise arising under this Loan Agreement, the Indenture or the Bonds.  The Trustee will, upon written request, execute and deliver any instrument reasonably requested by the Bank to evidence such subrogation and the Trustee shall assign to the Bank its rights in any obligations of the Borrower with respect to which payment of the entire principal balance and accrued interest thereon shall be made by the Bank.

Section 8.10.  Amendments, Changes and Modifications.  Except as otherwise provided herein or in the Indenture, subsequent to the date of issuance and delivery of the Bonds and prior to their Payment in Full, this Loan Agreement and the Note may not be effectively amended or terminated without the written consent of the Borrower, the Issuer and the Bank (to the extent the amendment or modification would adversely affect or alter the duties or obligations or rights of the Bank hereunder or under the Indenture), and without complying with Section 9.6 of the Indenture.

Section 8.11.  Counterparts.  This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 8.12.  Captions.  The captions and headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provisions hereof.

Section 8.13.  Law Governing Construction of Agreement.  This Loan Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State.

Section 8.14.  Third Party Beneficiaries.  Subject to the rights of the Trustee and the Issuer under the Indenture, the Bank, if any, is an express third party beneficiary with respect to the Borrower’s covenants and representations in this Loan Agreement.  It is specifically agreed between the parties executing this Loan Agreement that neither this Loan Agreement nor any of the provisions hereof are intended to establish in favor of the public or any member thereof, other than as expressly provided herein, including assignment of the Issuer’s rights under this Loan Agreement to the Trustee pursuant to the Indenture, the rights of a third party beneficiary hereunder, as to authorize any one not a party to this Loan Agreement to maintain a suit for personal injuries or property damage pursuant to the terms or provisions of this Loan Agreement.  The duties, obligations and responsibilities of the parties to this Loan Agreement with respect to third parties shall remain as imposed by law.

Section 8.15.  Further Assurances and Corrective Instruments.  The Issuer and the Borrower hereby agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further acts, instruments, conveyances, transfers and assurances, as the owners of the Bonds reasonably deem necessary or advisable for the implementation, correction, confirmation or perfection of this Agreement or the Tax Agreement and any rights of the Issuer hereunder.

Section 8.16.  Personal Liability of Borrower.  No present or future director, officer, employee or agent of the Borrower or other person owning any direct or indirect interest in the Borrower shall be liable personally under this Loan Agreement or the Note for the payment of amounts owing under this Loan Agreement or the Note.

(Signature pages follow)

IN WITNESS WHEREOF, the Issuer and the Borrower have caused this Loan Agreement to be executed in their respective names and, if applicable, their respective corporate seals to be affixed hereto and attested by their authorized officers, all as of the date first above written.

CALIFORNIA ENTERPRISE
DEVELOPMENT AUTHORITY

By:	/s/ Wayne Schell
Name:	Wayne Schell
Title:	Chair

SUNPOWER CORPORATION

By:	/s/ Dennis V. Arriola
Name:	Dennis V. Arriola
Title:	Executive Vice President and
Chief Financial Officer

Schedule A

Description of Project

Schedule A

EXHIBIT A

FORM OF NOTE

$30,000,000	______________ , 2010

SUNPOWER CORPORATION (the “Borrower”) acknowledges itself indebted to, and for value received hereby promise to pay to the order of, the CALIFORNIA ENTERPRISE DEVELOPMENT AUTHORITY (the “Issuer”) and its successors and assigns, the principal sum of Thirty Million and 00/100 dollars ($30,000,000) and to pay interest on the unpaid principal amount hereof from the date of this Note calculated on the same basis as interest is calculated on the Bonds (as hereinafter defined) and the purchase price of the Bonds tendered or deemed tendered for purchase and not remarketed.  The unpaid principal amount hereof shall be equal to the outstanding aggregate principal amount of the Bonds.

This Note is issued to evidence the obligation of the Borrower pursuant to, and shall be governed by and construed in accordance with, the terms and conditions of the Loan Agreement, dated as of December 1, 2010, by and between the Borrower and the Issuer (the “Loan Agreement”) for the repayment of the loan in the amount of $30,000,000 made by the Issuer to the Borrower thereunder from the proceeds of the Issuer’s $30,000,000 Recovery Zone Facility Revenue Bonds (SunPower Corporation  - Headquarters Project) Series 2010 (the “Bonds”) and the payment of interest thereon, including provision for repayment of the loan in certain cases.  All capitalized words and terms not defined herein shall have the respective meanings and be construed herein as provided in the Loan Agreement.  The Borrower further agrees to pay all other obligations pursuant to the Loan Agreement.

The Issuer has assigned the Loan Agreement (together with this Note) to the Trustee pursuant to the Indenture of Trust, dated as of December 1, 2010 (the “Indenture”) by and between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”), reserving certain of its rights thereunder.  Such assignment is made as security for the payment of the Bonds.

This Note is entitled to all of the benefits and is subject to all of the provisions of the Loan Agreement, which provisions are hereby incorporated herein by reference thereto including provisions relating to credits on payments due under the Loan Agreement, which shall also become credits under this Note.  Subject to the provisions hereof, the obligations of the Borrower to make or cause to be made the payments required hereunder shall be absolute and unconditional without defense or set-off as more fully set forth in the Loan Agreement.

This Note is subject to prepayment in whole or in part as provided in the Loan Agreement.

If an “Event of Default” occurs under the Loan Agreement, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Loan Agreement.

Whenever payment or provision thereof has been made in respect of the principal of, premium, if any, and interest on all Bonds in accordance with the Loan Agreement and all other amounts due under the Loan Agreement, this Note shall be deemed paid in full and shall be canceled and returned to the Borrower.

All payments of principal, premium, if any, purchase price and interest shall be made to the Trustee in immediately available funds in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. All payments shall be in the full amount required hereunder unless and to the extent the Borrower is entitled to a credit under the Loan Agreement or the Indenture.

Payment of the redemption price of any of the Bonds pursuant to the provisions for redemption in the Indenture shall constitute payment of principal, or any portion thereof, any premium thereon and accrued interest thereon due on this Note. Any payment of interest or principal on the Bonds pursuant to the Loan Agreement shall constitute a corresponding interest or principal payment on this Note.

In case the Trustee or the Issuer shall have proceeded to enforce its rights under this Note, the Loan Agreement and/or the Indenture and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee or the Issuer or in the case of any waiver of an event of default or any rescission of any declaration of acceleration, then and in every case the Borrower and the Trustee or the Issuer shall be restored respectively to their respective positions and rights hereunder, and all rights, remedies and powers of the Borrower and the Trustee or the Issuer shall continue as though no such proceedings had been taken.

In case there shall be pending proceedings for the bankruptcy or for the reorganization of the Borrower under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Borrower or in the case of any other similar judicial proceedings relating to the Borrower, or to the creditors or property of the Borrower, the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and provide a claim or claims for the amounts owing and unpaid in respect of this Note and, in case of any judicial proceedings relative to the Borrower, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for compensation and expenses, including counsel fees incurred by it up to the date of such distribution.

This Note shall be governed by the laws of the State of California.

THE UNDERSIGNED AND ALL ENDORSERS, SURETIES AND GUARANTORS HEREOF, JOINTLY, SEVERALLY AND INDIVIDUALLY WAIVE PRESENTMENT, DEMAND FOR PAYMENT, NOTICE OF DISHONOR, NOTICE OF PROTEST AND PROTEST AND ALL OTHER NOTICES AND DEMANDS IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PAYMENT, PERFORMANCE, DEFAULT, ENDORSEMENT OR GUARANTEE OF THIS NOTE, AND HEREBY AUTHORIZE THE HOLDER, WITHOUT NOTICE, TO GRANT EXTENSIONS IN THE TIME OF PAYMENT HEREOF OR CHANGES IN THE RATE OF INTEREST ON ANY MONIES OWING ON THIS NOTE.

Notwithstanding any provision to the contrary contained in this Note or in any of the other Borrower Documents, it is expressly provided that in no case or event shall the aggregate of (a) all interest on the unpaid balance of this Note, accrued or paid from the date hereof and (b) the aggregate of any other amounts accrued or paid pursuant to this Note or any of the other Borrower Documents, which under applicable laws are or may be deemed to constitute interest upon this Note or any other indebtedness due hereunder or under the other Borrower

Documents (the “Debt”) from the date hereof, ever exceed the maximum rate of interest which could lawfully be contracted for, charged or received on the unpaid principal balance of the Debt.  In this connection, it is expressly stipulated and agreed that it is the intent of the Borrower, the Issuer, and the Trustee to contract in strict compliance with the applicable usury laws of the State of California and of the United States (whichever permit the higher rate of interest) from time to time in effect.  In furtherance thereof, none of the terms of this Note or any of the other Borrower Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate (as defined in the Loan Agreement).  The Borrower or other Persons now or hereafter becoming liable for payment of the Debt shall never be liable for interest in excess of the Maximum Rate.  If under any circumstances the aggregate amounts paid on the Debt include amounts which by law are deemed interest which would exceed the Maximum Rate, the Borrower stipulates that such amounts will be deemed to have been paid as a result of an error on the part of the Borrower, the Issuer, and the Trustee, and the Person receiving such excess payment shall promptly, upon discovery of such error or upon written notice thereof from the Person making such payment, refund the amount of such excess.  In addition, all sums paid or agreed to be paid to the holder or holders of the Debt for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Debt.  The provisions of this paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, among the Borrower, the Issuer, and the Trustee.

SUNPOWER CORPORATION

By:
Name:

Title:

EXHIBIT B

PROJECT FUND REQUISITION

Date:_______________	Requisition No. _________

Wells Fargo Bank, National Association
Corporate Trust Services
MAC N9311-110
625 Marquette Avenue
Minneapolis, MN  55479
Attention: SunPower Account Manager

Attention:  Municipal Finance Group

Re:	California Enterprise Development Authority Recovery Zone Facility Revenue Bonds (SunPower Corporation - Headquarters Project) Series 2010 (the “Bonds”)

To the Addressee:

The undersigned, on behalf of SunPower Corporation (the “Borrower”), hereby requests payment, from the Project Fund established under the Indenture (the “Indenture”) pursuant to which the Bonds identified above are issued and outstanding, the total amount shown below to the order of the payee or payees named below, as payment or reimbursement for costs incurred or expenditures made in connection with the Project (as defined in the Indenture).  The payee(s) to which, the purpose(s) for which, and the amount(s) in which the disbursement(s) are requested are set forth on the attached Schedule B-1.

The undersigned hereby certifies as follows:

1.             Each payment and/or reimbursement requested constitutes costs that (i) were paid or incurred by the Borrower on or after October 8, 2010 or were for reimbursement costs as described in the Tax Agreement, (ii) have been used to finance the acquisition, construction, renovation improving and/or equipping of a headquarters facility project after October 8, 2010, (iii) the original use of the facilities acquired, constructed, renovated improved and/or equipped commences with the Borrower, and (iii) substantially all of the use of the facilities acquired, constructed, renovated improved and/or equipped is in the active conduct of Borrower’s business within San Jose, California.

2.             Each obligation mentioned herein has been properly incurred and is a proper charge against the Project Fund, including without limitation in accordance with the provisions of the Tax Agreement, and each item for which payment is requested is or was necessary in connection with the acquisition, installation or construction of such Project.  None of the items for which payment is requested has been reimbursed previously from the Project Fund, and none of the payments and/or reimbursements herein requested will result in a breach of the representations and agreements in Section 5.6 and 5.7 of the Loan Agreement relating to the Project or constitutes a Cost of Issuance.

3.             Notwithstanding paragraph 1(i) above, any cost paid prior to October 8, 2010 may be reimbursed if (a) such cost, together with any other costs paid prior to October 8, 2010 and reimbursed with Proceeds of the Bonds, does not exceed $100,000 or (b) such cost constitutes a preliminary expenditure (e.g., engineering, surveying, soil testing) under Section 1.150-2(f)(2) of the Treasury Regulations and such cost, together with any other preliminary expenditure costs reimbursed with proceeds of the Bonds, does not exceed 20 percent of the aggregate issue price of the Bonds.

4.             No Event of Default under the Loan Agreement or under the Indenture or event which after notice or lapse of time or both would constitute an Event of Default under the Loan Agreement or under the Indenture has occurred and not been waived or cured.

5.             If the terms of the Reimbursement Agreement require moneys from the Project Fund to be remitted to the Bank, or to an agent acting for the benefit of or on behalf of the Bank, and for the Bank or such agent to remit such moneys to the payee(s) identified in Schedule B-1 attached hereto, the Borrower shall identify the ultimate payee(s) in Schedule B-1 and shall include an instruction to the Trustee for such moneys to be remitted to the Bank or such agent.

6.             The Borrower has received all necessary approvals from the Bank for the payments or reimbursements set forth in Schedule B-1 hereto.

Terms which are used herein as defined terms shall have the meanings specified in the Indenture or in the Loan Agreement defined therein.

Dated: ____________________
SUNPOWER CORPORATION

By:
Authorized Representative

Attachment:  Schedule B-1 – Schedule of Disbursements

SCHEDULE B-1

SCHEDULE OF DISBURSEMENTS

PAYEE	PURPOSE	AMOUNT

EXHIBIT C

BORROWER’S COMPLETION CERTIFICATE

Wells Fargo Bank, National Association
Corporate Trust Services
MAC N9311-110
625 Marquette Avenue
Minneapolis, MN  55479
Attention: SunPower Account Manager

Re:	California Enterprise Development Authority Recovery Zone Facility Revenue Bonds (SunPower Corporation - Headquarters Project) Series 2010

To the Addressee:

Pursuant to Section 3.3 of the Loan Agreement by and between the Issuer and SunPower Corporation (the “Borrower”) dated as of December 1, 2010 (the “Loan Agreement”), the undersigned, an authorized representative of the Borrower (all undefined terms used herein shall have the same meaning ascribed to them in the Loan Agreement), as of the date hereof, certifies that:

(i)             the construction of the Project was completed as of ____________________;

(ii)            the cost of all labor, services, materials and supplies used in the Borrower’s undivided ownership interest in the Project have been paid, or will be paid from amounts retained by Wells Fargo Bank National Association (the “Trustee”) at the Borrower’s direction for any Costs of Project not now due and payable or, if due and payable, not presently paid;

(iii)           the Project is being operated as an authorized “project” under the Act and substantially as proposed in the Application;

I acknowledge that any amount hereafter remaining in the Project Fund (except amounts therein sufficient to cover Costs of Project not now due and payable or not presently paid) shall be used by the Trustee in accordance with Section 5.3(b) of the Indenture and the proceeds of the Bonds shall not be invested at a yield materially higher than the yield on the Bonds.

This certificate is given without prejudice to any rights against third parties which exist on the date hereof or which may subsequently come into being.

SUNPOWER CORPORATION

By:
Name:
Title:

Dated:

C-1